JOHN HANCOCK INVESTMENT TRUST III
                              101 Huntington Avenue
                                Boston, MA 02199

John Hancock Signature Services, Inc.
1 John Hancock Way, Suite 1000
Boston, MA  02217-1000

     Re: Master Transfer Agency and Service Agreement

Ladies and Gentlemen:

     Pursuant to Section 11.01 of the Amended and Restated Master Transfer Agency and Service Agreement dated as of June 1, 1998 between John Hancock Investment Trust III (the "Trust") and John Hancock Signature Services, Inc. (the "Transfer Agent"), please be advised that the Trust has established a new series of its shares, namely, John Hancock Greater China Opportunities Fund (the "Fund"), and please be further advised that the Trust desires to retain the Transfer Agent to render transfer agency services under the Amended and Restated Master Transfer Agency and Service Agreement for the Fund in accordance with the fee schedule attached as Exhibit A.

     Please state below whether you are willing to render such services in accordance with the fee schedule attached as Exhibit A.

                                   JOHN HANCOCK INVESTMENT TRUST III
                                   On behalf of
                                   John Hancock Greater China Opportunities Fund



                                   By:  /s/ James A. Shepherdson
                                        James A. Shepherdson
                                        President and Chief Executive Officer

Dated:  June 1, 2005

     We are willing to render transfer agency services to John Hancock Greater China Opportunities Fund in accordance with the fee schedule attached hereto as Exhibit A.

                                   JOHN HANCOCK SIGNATURE SERVICES, INC.



                                   By:  /s/John Hatch
                                        John Hatch
                                        President and Chief Executive Officer

Dated:  June 1, 2005